Date:	April 21, 2010

Contact:	William W. Traynham, Chief Financial Officer
434-773-2242
traynhamw@amnb.com

Traded:	NASDAQ Global Select Market	Symbol:	AMNB

AMERICAN NATIONAL BANKSHARES INC. REPORTS FIRST QUARTER 2010 EARNINGS

•	Net income of $2,185,000
•	EPS of $.36 per share
•	Net interest margin 3.90%
•	Allowance for loan losses 1.57% of loans
•	Shareholders’ equity 13.24% of average assets

Danville, VA -- American National Bankshares Inc. (NASDAQ:  AMNB), parent company of American National Bank and Trust Company, today announced first quarter 2010 net income of $2,185,000.  Earnings per share were $0.36 on both a basic and diluted basis.  This net income produced returns on average assets and average equity of 1.08% and 8.14%, respectively.  Annualized return on average tangible equity was 10.83%.

 Financial Performance
“Our first quarter 2010 earnings were almost $2.2 million, up $1.4 million or 185% from the first quarter of 2009. It was a solid quarter for American National, considering the current economic environment,” stated Charles H. Majors, President and Chief Executive Officer.
“We had improvement in several areas. Net interest income was up $491,000 or 7.7%, mostly the result of effective pricing of deposits and other interest bearing liabilities.
“Noninterest income was up $1.2 million or 162%. The largest component of that change was a first quarter 2009 valuation adjustment on certain foreclosed real estate which resulted in a pre-tax charge of $1.2 million.
“Noninterest expense also improved; it was down $378,000 or 6.4%. Most of that improvement was related to targeted expense control, including lower staff levels and a change in our defined benefit program.
“Our loan portfolio fell $12.6 million or 2.4% during the first quarter. Deposits have increased $5.3 million or 0.9% during the same period. These changes are continuations of trends that dominated our balance sheet during 2009 and into early 2010."
Mr. Majors concluded, “There has been and continues to be a massive deleveraging in the consumer and commercial sectors of the economy. This is a macro-economic trend that has impacted all segments of our industry. But as we noted last quarter, we believe we are beginning to see some early signs of an uptick in demand for loans. The economic recovery will likely be painfully slow and spotty, but our Bank is ready, willing and able to help our market areas move as quickly as possible to more normal levels of economic activity.”

Capital
American National’s capital ratios are among the highest in its peer group.  At March 31, 2010, average shareholders’ equity was 13.24% of average assets.

Credit Quality Measurements
Nonperforming assets were below industry averages and represented 0.89% of total assets at March 31, 2010, compared to 0.87% at December 31, 2009.  Nonperforming assets at March 31, 2010 consisted of $3.4 million of nonaccrual loans and $3.8 million of foreclosed real estate, up $195,000 from year-end.  Annualized net charge-offs decreased to 0.26% during the first quarter of 2010 compared to 0.31% in fourth quarter of 2009. The allowance for loans losses was $8.1 million, or 1.57% of loans, at March 31, 2010 compared to 1.55% at December 31, 2009 and 1.38% at March 31, 2009.

Net Interest Income
Net interest income increased to $6.9 million in the first quarter of 2010 from $6.4 million in the first quarter of 2009, a net increase of $491,000 or 7.7%.  Our net interest margin, on a tax equivalent basis, for the first quarter 2010 was 3.90%, up from 3.61% for the same quarter of 2009

Noninterest Income
Noninterest income totaled $1.9 million in the first quarter of 2010, compared with $734,000 in the first quarter of 2009.  Noninterest income was significantly reduced in the first quarter of 2009 by a $1.2 million valuation adjustment of one item of foreclosed real estate, noted above.

Noninterest Expense
Noninterest expense totaled $5.5 million in the first quarter of 2010, compared to $5.9 million in the first quarter of 2009.  Most of the reduction in expense was related to targeted expense control, including lower staff levels and a change in our defined benefit program, also noted above.

About American National
American National Bankshares Inc. is a bank holding company with assets of $810 million.  Headquartered in Danville, Virginia, it is the holding company of American National Bank and Trust Company, a community bank serving Southern and Central Virginia and the northern portion of Central North Carolina with 18 banking offices.  The Bank also manages an additional $415 million of assets in its Trust and Investment Services Division.
American National Bank and Trust Company provides a full array of financial products and services.  Additional information is available on the Bank’s website at www.amnb.com.  The shares of American National Bankshares Inc. are traded on the NASDAQ Global Select Market under the symbol “AMNB.”

Forward-Looking Statements
This press release may contain “forward-looking statements,” within the meaning of federal securities laws that involve significant risks and uncertainties. Statements herein are based on certain assumptions and analyses by the Company and are factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in the economic scenario; significant changes in regulatory requirements; and significant changes in securities markets.  Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in the Company’s most recent Form 10-K report and other documents filed with the Securities and Exchange Commission. American National Bankshares Inc. does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.